Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-165579

March 19, 2012

Northeast Utilities

Pricing Term Sheet

Issuer:	Northeast Utilities

Security:	$300,000,000 Floating Rate Senior Notes, Series D, Due 2013

Maturity Date:	September 20, 2013

Coupon:	3-month U.S. Dollar LIBOR (Bloomberg US0003M Page) plus 0.75%

Price to Public:	100% of principal amount

Initial Interest Rate:	3-month U.S. Dollar LIBOR plus 0.75% (determined as if the Settlement Date were an Interest Reset Date)

Interest Payment and Reset Dates:	Quarterly on March 20, June 20, September 20 and December 20, commencing on June 20, 2012

Interest Determination Dates:	The second London Business Day immediately preceding the applicable Interest Reset Date

Day Count / Business Day Convention:	Actual / 360; Modified Following, Adjusted

Redemption Provisions:	Not redeemable prior to maturity

Settlement Date:	March 22, 2012 (T+ 3)

CUSIP:	664397 AH9

Anticipated Ratings*:	Baa2 (stable) by Moody’s Investors Service BBB (positive) by Standard & Poor’s Ratings Services BBB (positive) by Fitch Ratings

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	TD Securities (USA) LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (877) 858-5407 or J.P. Morgan Securities LLC collect at (212) 834-4533.